Exhibit 99.1

Dthera Sciences Announces Results of Clinical Study of its Product ReminX

News provided by Dthera Sciences

10 Apr, 2017, 08:00 ET

SAN DIEGO, April 10, 2017 /PRNewswire/ -- Dthera Sciences (OTC: DTHR), a Digital Therapeutics company based in San Diego that is working to improve quality of life and reduce anxiety in patients with Alzheimer's and Dementia, announced the results of a clinical study conducted at University of California San Diego School of Medicine, which demonstrated positive results of its product, ReminX on patients with Alzheimer's and Dementia. The study was conducted by J. Vincent Filoteo, PhD, Professor of Psychiatry and Neuropsychology Section Chief in the Department of Psychiatry at UC San Diego School of Medicine.

"The results of this proof-of-concept study are very promising and have the potential to help herald a new way to deliver a form of relief to patients suffering with dementia and related anxiety or depression. Our results indicate that the use of this software led to an immediate and significant decrease in anxiety and depression in our patients, which was also observed by their caregivers. These significant results, which were larger in magnitude than expected, form the basis to further investigate the neuropsychiatric mechanisms that underlie improved mood through the use of this software technology," stated Dr. Filoteo. "Digital therapeutics – the use of software to create a medical effect in patients – is an exciting new frontier for medicine," said Edward Cox, CEO of Dthera. "This study supports that ReminX be used to scale out otherwise labor-intensive medical practices. We are excited at the opportunity to get our product in the hands of as many patients as possible."

In the study, subjects were shown personalized video slideshow stories, which were created by the platform itself, displaying moments from various points in their life along with narration provided by family members.

The underlying science behind the product is called "Reminiscence Therapy." Reminiscence Therapy (RT) is a well-known and well understood cognitive behavioral therapy, primarily used in the elderly, to both reduce anxiety and increase the quality of life in patients with dementia or those experiencing isolation. The therapy is usually provided either in a one-on-one setting or in groups. One of the key limitations to RT in the past is that it is very labor intensive, typically involving a family member or caregiver sitting with the patient manually going through the stories, and therefore is not easily scalable.

The product enables an immediate implementation of the core features of Reminiscence Therapy that can be provided to patients at any time. Dthera allows for the key elements of the therapy to be delivered through a Digital Therapeutic software. Driven by a proprietary artificial intelligence engine, Dthera's software helps families populate stories so that patients in long term care facilities have constant access to personalized Reminiscence Therapy.

Study Abstract

This study examined the impact of a digital therapeutic software system on emotional functioning in a group of patients with Dementia. The digital therapeutic software is based on Reminiscence Therapy and allows the uploading of pictures and narration to create slideshow stories depicting important moments in the patient's life. Patients were evaluated in their home and the initial evaluation consisted of patients responding to questionnaires assessing their level of depression, anxiety, overall level of emotional distress, and health related quality of life. Patients' caregivers were also asked to rate the patient's level of emotional functioning. After the initial assessment, patients and their caregivers were instructed on how to use the digital therapeutic software and created a slideshow. Patients then viewed the slideshow and immediately after were re-assessed using the same set of questionnaires as prior to the viewing. Results indicated that patients reported significantly less anxiety, depression, and overall emotional distress after having viewed their story. Furthermore, patient's caregivers also reported that the patient appeared less emotionally distressed. The effect sizes for the significant results were typically large and ranged from 0.76 to 0.91 (effect sizes are used to quantify the magnitude of a statistical effect, with 0.50 typically being viewed as a moderate effect and 0.80 being considered a large effect of an intervention). These effect sizes, which were larger than anticipated, suggest that digital therapeutic software can have an immediate and positive impact on emotional functioning in patients with Dementia. In addition, the accessibility and ease of use of the software system suggests that this technology holds great promise for bringing important aspects of Reminiscence Therapy to patients with Dementia who are suffering from various mood symptoms.

1

About Dthera Sciences:

Dthera Sciences (OTC:DTHR) is a publicly-traded Digital Therapeutics company based in San Diego that is working to improve Quality of Life (QoL) and reduce anxiety in patients with Alzheimer's and Dementia. The company has developed a non-pharmaceutical quality of life therapy for Alzheimer's and Dementia patients, specifically, the Company's lead product, ReminX, is an artificial-intelligence-powered Digital Therapeutic designed to working improve quality of life and reduce anxiety in patients with Alzheimer's and Dementia. For more information please visit www.dthera.com

About Digital Therapeutics:

Digital Therapeutics is a new subsection of digital health that strives to directly deliver a therapy via use or interaction with software technology. The goal of Digital Therapeutics is to mirror an effective treatment and use technology to scale it to a larger patient population, thereby amplifying doctors' and nurses' care, changing patient behavior, and most importantly, reducing cost of care.

About Reminiscence Therapy:

Reminiscence Therapy involves discussing and reviewing recognizable memories, typically by looking at photos, and hearing or discussing the familiar stories related to them. It has been shown to be very effective at reducing anxiety and increasing the overall Quality of Life (QoL) in Alzheimer's and Dementia patients in numerous clinical trials and has been in use for nearly 30 years.

Dthera Sciences Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of medical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from the Company.

For more information: Brit Shapiro, 561-479-8566, bret@coreir.com

2